Exhibit 10.3

AMENDED AND RESTATED

OPTION AGREEMENT

RECITALS

This Amended and Restated Option Agreement (this “Agreement”) was originally issued on December 14, 2014 (the “Original Issue Date”) and is being amended and restated as of May __, 2016, and is between

1.           Innocoll Holdings Public Limited Company, an Irish public company and the successor to Innocoll AG (the “Company”),

and

2.           [Grantee] (the “Option Holder”).

The Company and the Option Holder are each hereinafter individually referred to as a “Party” and together also as the “Parties.”

WITNESSETH

WHEREAS, the Option Holder is a member of the management of the Company or of a related company or was a member of the management of the Company or of a related company on the Original Issue Date;

WHEREAS, The Company and Innocoll AG completed a cross-border merger (the “Merger”) on March 16, 2016, with the Company surviving the Merger and, by operation of law, assuming all of the obligations of Innocoll AG under this Agreement at the effective time of the Merger (the “Effective Time”) as outlined in the common draft terms of the Merger dated December 20, 2015;

WHEREAS, prior to the Effective Time, this Agreement represented the right to purchase ordinary shares of Innocoll AG, each of which was exchangeable for 13.25 American Depositary Shares of Innocoll AG (each of which represented 1/13.25 of an ordinary share of Innocoll AG);

WHEREAS, as a result of the Merger, (a) each holder of shares of Innocoll AG became entitled to receive 13.25 ordinary shares, par value $0.01 per share, of the Company (“Ordinary Shares”) for each Innocoll AG share held by them immediately prior to the Merger, and (b) each option granted by Innocoll AG prior to the Effective Time became exercisable for a number of Ordinary Shares equal to the product of (i) the number of ordinary shares of Innocoll AG exercisable with respect to such option and (ii) 13.25;

WHEREAS, this Agreement is being amended and as set forth herein as a result of the consummation of the Merger; and

WHEREAS, the Parties further intend to set out the terms and conditions under which the Option Holder shall be entitled to exercise its subscription right resulting from this Agreement for Ordinary Shares.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements contained herein and intending to be legally bound hereby, the Parties agree as follows:

SECTION 1.         GENERAL.

1.1.           Definitions.

In this Agreement, unless the context requires otherwise, the following terms shall have the definitions set forth below:

“Agreement” shall have the meaning set forth in the RECITALS hereto.

“Blocking Periods” shall have the meaning set forth in SECTION 2 hereto.

“Board” shall mean the Board of Directors of the Company.

“Company” shall have the meaning set forth in the RECITALS hereto.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, either through the ownership of a majority of a Person's voting capital stock, by contract or otherwise.

“Corporate Transaction” means a merger or consolidation of the Company with or into another corporation or a sale of substantially all of the shares or stock of the Company, including by way of a court sanctioned compromise or scheme of arrangement.

“Exercise Notice” shall have the meaning set forth in SECTION 2 hereto.

“Exercise Payment” shall have the meaning set forth in SECTION 4 hereto.

“Exercise Period” shall have the meaning set forth in SECTION 2 hereto.

“Exercise Price” shall have the meaning set forth in SECTION 4 hereto.

“Expiration Date” shall have the meaning set forth in the WITNESSETH hereto.

“Initial Exercise Period” shall have the meaning set forth in SECTION 2 hereto.

“Irish Takeover Rules” means the takeover rules made from time to time by the Irish Takeover Panel under the powers granted to it by the Irish Takeover Panel Act 1997.

“Option” shall have the meaning set forth in SECTION 2 hereto.

“Option Holder” shall have the meaning set forth in the RECITALS hereto.

“Ordinary Shares” shall have the meaning set forth in the RECITALS hereto.

“Parties” shall mean the Company and the Option Holder.

“Person” shall mean and include any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, unincorporated organization, trust, union, association, government or any department or agency thereof or other entity.

“Personal Data” has the meaning assigned to that term in Section 2 of Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data.

“Subsidiary” shall mean, in relation to any company, corporation or other legal entity (a “Holding Company”), a company, corporation or other legal entity: (a) which is controlled, directly or indirectly, by the Holding Company, and (b) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the Holding Company, and, for this purpose, a legal entity shall be treated as being controlled by another if that other legal entity is able to determine the composition of the majority of the board of directors or equivalent body.

“Surviving Company” means the surviving corporation in any merger or consolidation involving the Company, including the Company if the Company is the surviving corporation, or the direct or indirect parent company of the Company or such other surviving corporation following a sale of substantially all of the outstanding shares or stock of the Company.

“Tax-Related Items” shall have the meaning set forth in SECTION 4 hereto.

“Trading Day” shall mean such day on which the Nasdaq Global Market (“Nasdaq”) or such other stock exchange where the Ordinary Shares are listed, as applicable, is open for trading.

1.2.           Interpretation. Unless a contrary indication appears, in this Agreement, references to this Agreement include its schedules. References to paragraphs, clauses, recitals or schedules are references to such provisions of this Agreement. References to a paragraph refer to the relevant paragraph of the clause or schedule in which it appears. Use of singular shall include the plural and vice versa. Words denoting any gender shall include the other gender.

SECTION 2.         EXERCISE OF OPTION.

2.1.           The Option Holder shall have the individual right to purchase up to ______ Ordinary Shares (the “Option”) by notice to the Company using the form set out in Schedule I (the “Exercise Notice”) within a period (“Exercise Period”) ending on 15 June 2019 (“Expiration Date”). Options may be exercised by sending an Exercise Notice to the Company pursuant to this Section 2.1 at any time during the year, unless there is a Blocking Period as set out below (“Initial Exercise Period”). During a Blocking Period, Options may not be exercised. To the extent an Initial Exercise Period coincides with a Blocking Period, the Initial Exercise Period shall be shortened.

2.2.           Blocking periods (“Blocking Periods”) shall be

(i)           the period from the end of the seventh Trading Day before, up to the third Trading Day after, the Company's annual general meeting;

(ii)           the period between the first Trading Day on which the Company has published an offer to acquire new shares, bonds or option rights, up to the end of the last day of the subscription period for such offer; and

(iii)           the period beginning at the opening of trading on the first Trading Day that is two weeks prior to the end of each fiscal quarter and ending at the close of trading on the second Trading Day after the publication of the quarterly reports of the Company.

2.3.           The Option may be exercised in whole or in part; provided that the Option must be exercised for a whole number of Ordinary Shares.

SECTION 3.         EXPIRATION OF OPTIONS.

To the extent the Option Holder has not exercised its purchase rights within the Exercise Period for all of the Ordinary Shares covered by the Option, such unused purchase rights shall expire upon the Expiration Date. In no event may this Option be exercised at any time after the Expiration Date.

SECTION 4.         EXERCISE PRICE, EXERCISE PAYMENT, TAX WITHHOLDING.

4.1.           The Exercise Price per Ordinary Share is USD $9.00 (the “Exercise Price”). The Option may be exercised only by a cash payment of the Exercise Price to the Company. The Exercise Price may from time to time be adjusted according to SECTION 5, provided that in no event shall the Exercise Price be lower than the nominal value of an Ordinary Share.

4.2.           The exercise price to be paid in total by the Option Holder (each payment individually the “Exercise Payment”) shall be equal to the Exercise Price multiplied by the number of Ordinary Shares being purchased pursuant to the Exercise Notice by the Option Holder and be payable only by contribution in cash.

4.3.           With respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Option Holder's receipt of Ordinary Shares hereunder and legally applicable to the Option Holder (“Tax-Related Items”), the Option Holder acknowledges that the ultimate liability for all Tax-Related Items is and remains with the Option Holder's responsibility.

4.4.           Prior to any relevant taxable or tax withholding event, as applicable, the Option Holder shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Option Holder hereby authorizes the Company, or its respective agents, at the Company's discretion, to satisfy the obligations with regard to all Tax-Related Items as far as applicable by one or a combination of the following:

(1)           withholding from the Option Holder's wages or other cash compensation paid to Option Holder by the Company,

(2)           withholding from proceeds of a sale of Ordinary Shares acquired upon settlement of this Agreement (such sale being implemented by the Company on the Option Holder's behalf pursuant to this authorization) either through a voluntary sale or through a mandatory sale arranged by the Company; or

(3)           withholding the relevant number of Ordinary Shares to be issued upon settlement of this Agreement in order to issue such Ordinary Shares to any other Option Holder or third party and to satisfy the Tax-Related Items by the respective proceeds therefrom.

SECTION 5.         ADJUSTMENTS.

5.1.           The Exercise Price shall be subject to adjustment from time to time in accordance with this SECTION 5 by resolution of the Board:

5.2.           In case the Company shall at any time consolidate its outstanding Ordinary Shares, the Exercise Price in effect immediately prior to such consolidate shall be proportionately increased by the same ratio as the consolidate.

5.3.           In the event of a Corporate Transaction, unless the Option is assumed by the Surviving Company or replaced with equivalent rights granted by the Surviving Company in substitution for any remaining unexercised portion of the Option, the Committee shall either (i) allow the Option Holder to exercise such unexercised Option within a reasonable period prior to the consummation of the Corporate Transaction and cancel the portion of the Option that remains unexercised upon consummation of the Corporate Transaction, or (ii) cancel the Option in exchange for a payment (in cash and/or in securities and/or other property) in an amount equal to the amount that the Option Holder would have received (net of the Exercise Price with respect to such Option) if such remaining portion of the Option was exercised in full immediately prior to the consummation of the Corporate Transaction. Notwithstanding the foregoing, if the Exercise Price with respect to the remaining portion of the Option exceeds the amount payable per Ordinary Share in the Corporation Transaction, such Option shall be cancelled without any payment to the Option Holder.

5.4.           In the event that: (a) the Company shall declare any cash dividend upon its Ordinary Shares, (b) the Company shall declare any dividend upon its Ordinary Shares payable in shares or make any special dividend or other distribution to the shareholders of its Ordinary Shares, (c) the Company shall offer for subscription pro rata to the shareholders of its Ordinary Shares any additional shares of stock of any class or other rights, (d) there shall be any capital reorganization, reclassification or consolidation of the equity of the Company, including any subdivision or combination of its outstanding Ordinary Shares, that is not a Corporate Transaction, or (e) there shall be a voluntary dissolution, liquidation or winding up of the Company, then, in connection with such event, the Company shall give to the Option Holder:

(i)           at least thirty (30) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such dissolution, liquidation or winding up; and

(ii)           in the case of any such dissolution, liquidation or winding up, at least thirty (30) days prior written notice of the date when the same shall take place.

Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Ordinary Shares shall be entitled thereto, and such notice in accordance with the foregoing clause (i)

shall also specify the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Share for securities or other property deliverable upon such reorganization, reclassification or consolidation, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by mail, postage prepaid, addressed to the Option Holder at the address of such Option Holder as shown on the books of the Company. With regard to the content of such notices, confidentiality interests of the Company prevail.

5.5.           Whenever the Exercise Price shall be adjusted as provided in SECTION 5 hereof, the Company shall as promptly as practicable provide the Option Holder with a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that will be effective after such adjustment.

SECTION 6.         NO IMPAIRMENT.

The Company will not, or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Option Holder against such impairment, except if otherwise stated in this Agreement or otherwise required by applicable law.

SECTION 7.         RESERVATION OF AUTHORIZED SHARES

The Company shall reserve a number of its authorized Ordinary Shares as shall be necessary for the issuance of Ordinary Shares upon the full exercise of the Option.

SECTION 8.         NEGOTIABILITY, ETC.

The Option and this Agreement as a whole are not transferable by the Option Holder to a third party without consent of the Company. The Company hereby declares in advance their consent to a transfer of the Option in the event that the acquiring third party accedes to all obligations under this Agreement. Prior to the exercise of the Option, the Option Holder shall not be entitled to any rights of a shareholder of the Company with respect to shares for which this Option shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

SECTION 9.         PRIOR UNDERSTANDINGS.

This Agreement represents the complete agreement of the Parties with respect to the subject matter included herein and supersedes any and all previous agreements relating thereto. The Parties acknowledge that there have been no representations, warranties, covenants or agreements made by any party hereto other than those contained in this Agreement. There are no side agreements to this Agreement.

SECTION 10.       AMENDMENTS.

Except as otherwise expressly provided, this Agreement, including this provision, may be amended or modified only upon the consent of the Parties.

SECTION 11.          BINDING AGREEMENTS.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, legal representatives and successors. The executor, administrator or personal representative of the deceased Option Holder shall execute and deliver any and all documents or legal instruments necessary or desirable to carry out the provisions of this Agreement.

SECTION 12.          NOTICES.

Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by overnight courier, or facsimile transmission which shall be addressed, or sent, to the Option Holder at the respective address as set forth in the RECITALS. Each such notice shall be deemed received 24 hours after it is sent. Alternatively and notwithstanding any stipulation in this Agreement providing for a stricter form, communication under this Agreement may also happen by email.

SECTION 13.          EFFECTIVENESS.

This Agreement shall become legally effective upon signing by both Parties.

SECTION 14.         MISCELLANEOUS

14.1.           The Option Holder consents to the collection, retention, use, processing and transfer of his Personal Data by the Company, any Affiliate, any administrator of this Agreement, the Company’s registrars, transfer agent, brokers and other agents (whether between themselves or to any third party and including transfer to countries outside the European Economic Area) for the purposes of implementing and operating this Agreement.

14.2.           In the event that Option Holder is, or is presumed to be, a “person acting in concert” for the purposes of the Irish Takeover Rules, and the exercise, settlement or any other action in relation to the Option to such Option Holder may, in the reasonable opinion of the Committee, result in the Option Holder and/or any person acting, or presumed to be acting, in concert with such Option Holder becoming obliged under the Irish Takeover Rules to make an offer for the Company (“a Concert-Party Offer”), such exercise, settlement or other action in relation to such Option Holder shall not take effect unless the Company is in receipt of a confirmation, direction or ruling from the Irish Takeover Panel that satisfies the Board that such grant, exercise, vesting, settlement or other action would not result in an obligation to make a Concert-Party Offer. If the Committee determines that the exercise or settlement of the Option by way of the issuance of Ordinary Shares is not possible or desirable, it may determine that the Option shall be settled in cash, on such conditions as the Committee may determine.

SECTION 15.          SEVERABILITY.

The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the Parties be enforceable to the fullest extent permitted by law. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

SECTION 16.          SECTION HEADINGS.

Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

SECTION 17.          CHOICE OF LAW.

This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, other than its laws respecting choice of law.

Place, Date	Place, Date

Innocoll Holdings plc	[Grantee]